EXHIBIT 10.44

TWELFTH AMENDMENT TO LEASE AGREEMENT

THIS TWELFTH AMENDMENT TO MULTI-TENANT INDUSTRIAL LEASE (this "Amendment") is made as of 24th day of December, 2019 by and between 603-614 HERON DRIVE LLC, a Delaware limited liability company, whose address is c/o Novaya Foxfield Industrial LLC, 265 Franklin Street, Suite 1001, Boston, Massachusetts 02110 ("Landlord"), and AMERICAN BIOMEDICA CORPORATION, a NY corporation with an address of603 Heron Drive, Unit 4, Bridgeport, New Jersey 08014 ("Tenant").

RECITALS

WHEREAS, the parties entered into that certain Multi-Tenant Industrial Lease dated July 7, 1999, as amended by Lease Amendment No.1 dated August 17, 1999, as amended by Lease Amendment No.2 dated March 23,2001, as amended by Lease Amendment No.3 dated August 20,2002, as amended by Lease Amendment No.4 dated October 9, 2006, as amended by Lease Amendment No.5 dated January 19, 2007, as amended by Lease Amendment No.6 dated December 1, 2011, as amended by Lease Amendment No.7 dated December 12, 2012, as amended by Lease Amendment No. 8 dated December 4, 2013, as amended by Lease Amendment No.9 dated December 15,2014, as amended by Lease Amendment No. 10 dated December 23,2015, and as further amended by Lease Amendment No. 11 dated November 20, 2017 (as amended, the "Lease") for 5,238 square feet of rentable space located at Unit 4, 603 Heron Drive, Logan Township, Gloucester County, New Jersey (the "Premises");

WHEREAS, the parties wish to amend the Lease to extend the term of the Lease and otherwise amend the Lease as set forth herein; and

NOW THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.
Incorporation of Recitals; Definitions. The foregoing recitals are incorporated herein. Capitalized terms not otherwise defined herein shall have the meaning given such terms in the Lease.

2.
Term. The Term as set forth in Section l(k) of the Lease shall be extended for a period of three (3) years, commencing on January 1,2020 and expiring on December 31, 2022 (the "Renewal Term").

3.
Base Rent. Base Rent during the first year of the Renewal Term shall be $6.25 per square foot net, $32,737.50 per year, and $2,728.13 per month. For each year during the Renewal Term thereafter, Base Rent shall be subject to annual increases of three percent (3%) and shall be payable in accordance with Exhibit A attached hereto.

4.
Notice. Section 34 is hereby amended to provide that Landlord's address for notices and payments are as follows:
603-614 Heron Drive LLC
c/o Novaya Foxfield Industrial LLC
265 Franklin Street, Suite 100]
Boston, Massachusetts 02110
Attn: Jeff Theobald
E-mail: jtheobald@novayaventures.com

5.
Brokers. Tenant represents to Landlord that Tenant has not dealt with any real estate broker in connection this Amendment other than NAI Mertz ("Broker") and no broker is in any way entitled to any broker's fee or other payment in connection with this Amendment other than Broker. Landlord shall pay Broker a commission pursuant to a separate agreement. Tenant shall indemnify and defend Landlord against any claims by any broker or third party for any payment of any kind in connection with this Amendment. Additionally, Tenant agrees to indemnify and hold Landlord harmless from all loss, liability, damage, claim, judgment, cost or expense (including reasonable attorneys' fees and court cost) suffered or incurred by Landlord as a result of a breach by Tenant of the representation and warranty contained in this Section 9 or as a result of Tenant's failure to pay commissions, fees or compensation due to any broker who represented Tenant, whether or not disclosed, or as a result of any claim for any fee, commission or similar compensation with respect to this Amendment made by any broker other than Broker, whether or not such claim is meritorious. A real estate licensee in New Jersey who has any ownership interest in real property is required to disclose that interest in the lease. Scott Mertz, a licensed New Jersey real estate broker, therefore discloses that he also has a passive minority ownership interest in the property located at 603 Heron Drive, Logan Township, New Jersey.

6.
Ratification and No Further Amendment. As modified by this Amendment, the Lease is fully ratified, adopted and approved by the parties hereto effective as of the Amendment Date. Except as expressly amended hereby, the Lease remains unmodified and in full force and effect.

7.
Counterparts. This Amendment may be executed in multiple counterparts each of which shall be deemed an original but together shall constitute one and the same instrument.

8.
Signatures. Handwritten signatures to this Amendment transmitted by telecopy or electronic transmission (for example, through use of a Portable Document Format or "PDF" file) shall be valid and effective to bind the party so signing. The individuals executing this Amendment in the capacities set forth in their respective signature blocks are duly authorized on behalf of Landlord and Tenant, as the case may be, to execute and bind Landlord and Tenant to the terms and conditions set forth herein.

9.
Agreement. If any inconsistency exists or arises between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment shall prevail.

IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Amendment as of the Amendment Date written above.

TENANT:

AMERICAN BIO MEDICA CORPORATION

By: /s/ Melissa A. Waterhouse

Name: Melissa A. Waterhouse

Title: CEO & Director

LANDLORD:

603-614 HERON DRIVE LLC

By: /s/ Jeffrey Theobald

Name: Jeffrey R. Theobald

Title: President

EXHIBIT A

Base Rent during the Renewal Term

Period	Annual Base Rent	Monthly Base Rent
January 1, 2020 - December 31, 2020	$32,737.50	$2,728.13
January 1, 2021 - December 31, 2021	$33,719.63	$2,809.97
January 1, 2022 - December 31, 2022	$34,731.21	$2,894.27